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                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. N/A)*

                                 Tech Squared, Inc.
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                                  (Name of Issuer)

                             Common Stock, no par value
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                           (Title of Class of Securities)

                                    878302-10-8
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                                   (CUSIP Number)

                                  Joel A. Ronning
                               5198 West 76th Street
                               Edina, Minnesota 55439
                                   (612) 832-5622
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              (Name, Address and Telephone Number of Person Authorized
                       to Receive Notices and Communications)

                                 December 31, 1997
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                        (Date of Event Which Requires Filing
                                 of This Statement)

  Check the following box if a fee is being paid with this statement. / /






                        (Cover page continued on next page)
                                  Page 1 of 5 pages

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------------------------                                 -------------------
 CUSIP NO.  878302-10-8               13G                 PAGE 2 OF 5 PAGES
------------------------                                 -------------------


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  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Joel A. Ronning
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)/ /
                                                                  (b)/ /
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  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
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                        5  SOLE VOTING POWER

                           5,850,026
           NUMBER OF    ----------------------------------------------------
            SHARES      6  SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY     ----------------------------------------------------
             EACH       7  SOLE DISPOSITIVE POWER
           REPORTING
            PERSON         5,850,026
             WITH       ----------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

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  9   AGGREGATE  AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,850,026
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 10   CHECK  BOX  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                              / /

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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      56.4%
----------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
----------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1(a).  NAME OF ISSUER.

Tech Squared, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

5198 West 76th Street, Edina, Minnesota 55439

ITEM 2(a).  NAME OF PERSON.

Joel A. Ronning

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

5198 West 76th Street, Edina, Minnesota 55439

ITEM 2(c).  CITIZENSHIP.

United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES.

Common Stock, no par value

ITEM 2(e).  CUSIP NO.

878302-10-8

                                Page 3 of 5 pages

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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b),
CHECK WHETHER THE PERSON FILING IS A:

/ /  (a)  Broker or Dealer registered under Section 15 of the Act;

/ /  (b)  Bank as defined in Section 3(a)(6) of the Act;

/ /  (c)  Insurance Company as defined in Section 3(a)(19) of the Act;

/ /  (d)  Investment Company registered under Section 8 of the Investment
          Company Act;

/ /  (e)  Investment Adviser registered under Section 203 of the Investment
          Advisors Act of 1940;

/ / (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 13d-1(b)(1)(ii)(F);

/ /  (g)  Parent Holding Company, in accordance with Section 13d-1(b)(ii)(G)
          (Note: See Item 7); or

/ /  (h)  Group, in accordance with Section 13d-1(b)(1)(ii)(H).

Not applicable.

ITEM 4.  OWNERSHIP.

     The following information is provided as of December 31, 1997:

(a)  Amount Beneficially Owned:                                5,850,026 shares

(b)  Percent of Class:                                                    56.4%

(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or                                      5,850,026
           to direct the vote:

     (ii)  Shared power to vote or
           to direct the vote:

     (iii) Sole power to dispose or                                   5,850,026
           to direct the disposition of:

     (iv)  Shared power to dispose or
           to direct the disposition of:

                                  Page 4 of 5 pages

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.  CERTIFICATION.

Not applicable.

                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 1/28/98                     /s/ Joel A. Ronning
                                   ---------------------------------------
                                   Signature

                                   Joel A. Ronning/Chairman, CEO,
                                   CFO and Secretary
                                   ---------------------------------------
                                   Name/Title

                              Page 5 of 5 pages